Exhibit 99.1

NEW YORK, July 13, 2018 /PRNewswire/ -- Yakun International Investment and Holding Group (“Yakun International” or the “Company”) (YIHG) today announced that through an open bidding process, its controlled subsidiary QHY Environmental Science & Technologies Oceania Limited (the “QHY Oceania”) has entered into a Memorandum of Understanding on Wastewater Treatment Cooperation (the “MOU”) on July 10, 2018 with Open Country Dairy Limited (the “Open Country”), a representative company of the New Zealand Dairy industry and the second largest global exporter of premium Whole Milk Powders.

Open Country’s dairy products are valued for their quality around the world by producers of fine food and beverages. Headquartered in Auckland, it has 3 production locations over New Zealand. It uses around 146 million liters of fresh milk collected from local dairy farms to provide around 155,000 tons of dairy products to the world annually, including milk fats, milk powders, milk proteins and cheeses.

Pursuant to the MOU, QHY Oceania will install and run a pilot wastewater treatment plant (“WWTP”) with capacity of treating influent 500 m3 per day in one of Open Country’s locations for one month. The WWTP is expected to be operational by the end of September 2018, and the trial run period will end no later than October 30, 2018. Success of the pilot plant shall form a base for QHY Oceania and Open Country to enter into a purchase agreement for a larger capacity processing plant.

Yakun International’s Chairman and CEO Mr. Max Mao stated, “It is a milestone for us to serve the world’s dairy industry with our advanced wastewater treatment technologies. We appreciate the opportunity to cooperate with Open Country, and we will use all our skills and effort to fulfill the goal of providing the most efficient and economic wastewater treatment solutions to Open Country.”

About Yakun International Investment and Holding Group

Yakun International Investment and Holding Group, a Nevada corporation, is engaged in marketing advanced wastewater treatment solutions with innovative technologies throughout the world.

Through its wholly owned subsidiary PBG Water Solutions International Inc. (the “PBG Water”), the Company entered into a License Agreement with Beijing QHY Environment S&T Co. Ltd. and Mr. Max Mao, pursuant to which the Company acquired the exclusive right to 21 patents and related technologies for the treatment of wastewater. The agreement grants the Company the worldwide exclusive right to use the technologies which are the subject of the License for a term extending through June 30, 2037.

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding its intent and expectation to enter into any further sales agreement or arrangement. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Vincent J. McGill
Mandelbaum Salsburg P.C.
d. 212.324.1876
vmcgill@lawfirm.ms